EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Phase 1 Trial Begins for Investigational New Drug

for MDR Gram-negative Infections

Second Phase 1 trial to emerge from Cubist’s Labs in a week

Lexington, MA, February 17, 2009 – Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), announced today that it has begun dosing in the First-in-Human clinical trial with CB-182,804, a potent, bactericidal, I.V. therapy for the treatment of multi-drug resistant (MDR) Gram-negative infections. This drug candidate was identified in Cubist’s internal discovery efforts.  Pre-clinical studies of CB-182,804 demonstrated safety and efficacy in animal models with important Gram-negative pathogens such as Escherichia coli, Acinetobacter, Pseudomonas and Klebsiella.  The IND for CB-182,804 was submitted to the FDA in December 2008.

This Phase 1 trial is the first time CB-182,804 has been given to humans and is designed to evaluate the safety and pharmacokinetics of CB-182,804 in normal human subjects.  “Gram-negative infections represent a very significant unmet medical need with few effective therapies available, so we are happy to be working toward providing a potential new treatment option for patients in need” said SVP and Chief Scientific Officer Steve Gilman.  If the results of the Phase 1 safety trials are positive, Cubist plans to conduct Phase 2 studies to examine the safety and efficacy of CB-182,804 in patients with Gram-negative infections.

Senior Vice President, Clinical Development and Chief Medical Officer, Santosh Vetticaden said, “The start of clinical studies with CB-182,804 represents another important milestone for Cubist as we continue to build a robust pipeline of development programs that address acute medical needs in infectious disease and beyond.”

About MDR Gram-negative infections

Multidrug-resistant Gram-negative bacterial infections are an area of significant unmet medical need, particularly in acute care settings. The key Gram-negative pathogens include Escherichia, Klebsiella, Pseudomonas, and Acinetobacter, which lead to diseases such as hospital-acquired pneumonia, ventilator-associated pneumonia, intra-abdominal infections, blood stream infections, and urinary tract infections. The recent IDSA Report “Bad Bugs, No Drugs: No ESKAPE! An Update from the Infectious Diseases Society of America” states in the first sentence, “The Infectious Diseases Society of America (IDSA) continues to view with concern the lean pipeline for novel therapeutics to treat drug-resistant infections, especially those caused by Gram-negative pathogens.”

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM I.V.® (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials – CONSERV-1 and CONSERV-2 – for the prevention of blood loss during cardiothoracic surgery and two Phase 1 programs that addresses unmet medical needs in CDAD (Clostridium difficile-associated diarrhea) and multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam (Cambridge, MA), has pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology.  The company also has internal pre-IND research programs underway targeting novel antibacterials and Hepatitis C infections. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the development of CB-182,804 to treat Gram-negative infections. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) CB-182,804 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) clinical trials of CB-182,804 may not be successful or conducted in a timely manner; (iii) others may develop technologies or products superior to CB-182,804 to treat Gram-negative infections; (v) technical difficulties or excessive costs relating to the manufacture of CB-182,804; (vii) Cubist may not be able to maintain and enforce the intellectual property protecting CB-182,804; and (viii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of CB-182,804. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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